September 27, 2000



Telenetics Corporation
25111 Arctic Ocean
Lake Forest, California 92630

      Re: Registration Statement on Form S-3 re 2,080,857 Shares of Common Stock (Registration No. 333-42218)
                  --------------------------------------------------------

Ladies and Gentlemen:

      We have acted as counsel to Telenetics Corporation, a California corporation (the "Company"), in connection with the filing of a registration statement to which this opinion is an exhibit (the "Registration Statement") with respect to the offer and sale of up to an aggregate of 2,080,857 shares of the Company's common stock, no par value per share ("Common Stock"), of which 1,384,657 shares (the "Outstanding Shares") are issued and outstanding, 456,200 shares are issuable upon exercise of outstanding warrants to purchase shares of the Company's Common Stock ("Warrant Shares"), and 240,000 shares are issuable upon exercise of outstanding options to purchase shares of the Company's Common Stock ("Option Shares"), all as described in the Registration Statement, by the holders thereof (the "Selling Security Holders").

     We are familiar with the corporate actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Outstanding Shares, the Warrant Shares and the Option Shares, and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion.

     We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such copied documents, and, except with respect to the Company, that all individuals executing and delivering such documents were duly authorized to do so. We have also assumed that the Outstanding Shares, the Warrant Shares and the Option Shares are and will be evidenced by appropriate certificates that have been properly executed and delivered.



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Telenetics Corporation
September 27, 2000
Page 2


      Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that:

      1. The Outstanding Shares are validly issued, fully paid and non-assessable.

      2. The Warrant Shares to be issued upon exercise of each warrant have been duly authorized and reserved and, when issued upon exercise of the applicable warrant, in accordance with its terms, including payment of the applicable exercise price, will be validly issued, fully paid and non-assessable.

      3. The Option Shares to be issued upon exercise of each option have been duly authorized and reserved and, when issued upon exercise of the applicable option, in accordance with its terms, including payment of the applicable exercise price, will be validly issued, fully paid and non-assessable.

      You have informed us that the Selling Security Holders may sell the Outstanding Shares, the Warrant Shares and the Option Shares from time to time on a delayed or continuous basis. This opinion is limited to the laws of the State of California and federal law as in effect on the date hereof, exclusive of state securities and blue sky laws, rules and regulations, and to all facts as they presently exist.

      We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

                                          Very truly yours,


                                          /S/ RUTAN & TUCKER, LLP